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                                                                   Exhibit 23.16

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Tele-Communications, Inc.:

     We consent to the inclusion in the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation of our report dated April 2, 1999, with respect to the combined balance sheets of Bresnan Communications Group Systems (as defined in Note 1 to the combined financial statements) as of December 31, 1997 and 1998, and the related combined statements of operations and parents' investment and cash flows for each of the years in the three-year period ended December 31, 1998 included herein and to the reference to our firm under the heading "Experts" in the registration statement.

                                       /s/ KPMG LLP

Denver, Colorado
January 21, 2000